PERSONAL AND CONFIDENTIAL

November 2, 2017

Randall Scott

4 Shining Oak Dr.

Littleton, CO  80127

RE:

Amendment of Severance Compensation Agreement - Randall J. Scott

Randy,

This letter confirms the agreement between you and Rare Element Resources, Inc. (the “Company”) regarding an amendment to the terms of your Severance Compensation Agreement, dated April 23, 2013 (the “Severance Agreement”).  The Board of Directors of the Company has approved the amendments set forth in this letter agreement.

The following provisions are hereby amended by this letter agreement:

1.

You will continue as the Company’s President and Chief Executive Officer devoting full time employment to achieve the key objectives of the Company as set by the Board.

2.

Your base salary shall be $210,000 per annum, as of November 1, 2017 through December 31, 2017, by which time the Board will consider compensation for 2018 as well as set performance objectives.

3.

Section 3.1 and 3.2 of the Severance Agreement shall be deleted and replaced with the following:

3.1

Prior to a Change in Control. If a Qualifying Termination occurs prior to a Change in Control, and the Employee executes a Release in accordance with Section 3.4 below, the Company shall pay to the Employee one times the Employee Annual Base Salary. In addition, all stock options, restricted stock, restricted stock units, and other equity incentive awards shall become vested as of the Qualifying Termination Date.

3.2

On or After a Change in Control. If a Qualifying Termination occurs on or within twelve (12) months following a Change in Control, and the Employee executes a Release in accordance with Section 3.4 below, the Company shall pay to the Employee one times the Employee Annual Base Salary. In addition, all stock options, restricted stock, restricted stock units, and other equity incentive awards shall become vested as of the Qualifying Termination Date.

Your Severance Agreement dated April 23, 2013, as amended herein, remains unchanged as to other terms and conditions not modified by this letter agreement. All defined terms are as set forth in the Severance Agreement.

In addition to the amendments set forth above, I am pleased to advise you that the Board has approved a cash performance bonus, in the amount of $30,000, to be paid to you by November 30, 2017, in recognition of your performance relating to completing a strategic investment in the Company. The Board will consider a discretionary bonus with respect to 2018 based upon your performance against measurable goals and objectives and the status and prospects of the Company at the time of consideration.

Randy, the Board looks forward to working with you to achieve the Company’s key objectives through the remainder of 2017.

Please sign below your acceptance of this amendment.

Kind Regards,

/s/s  Gerald Grandey

Gerald Grandey

Chairman of the Board

Accepted and Agreed on this 2nd day of November, 2017.

/s/ Randall J. Scott

_________________________

Randall J. Scott